EXHIBIT 99.1

FortuNet Reports Second Quarter 2008 Results

LAS VEGAS, Aug. 11, 2008 (PRIME NEWSWIRE) -- FortuNet, Inc. (the "Company") (Nasdaq:FNET) today announced financial results for the second quarter ended June 30, 2008.

The Company's revenue decreased during the quarter as compared to the same quarter in the prior year. Specifically, for the quarter ended June 30, 2008 the sales were $4.0 million as compared with the sales of $4.2 million for the same quarter of last year, a decrease of approximately 5%. The earnings per share for the current quarter are 8 cents, which is on par with the same quarter of the previous year. Although the Company's revenue decreased, the Company has been able to reduce certain cost to help maintain earnings per share.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this press release, other than statements that are purely historical, are forward-looking statements. Words such as "going forward," "believes," "intends," "expects," "forecasts," "anticipate," "plan," "seek," "estimate" and similar expressions also identify forward-looking statements. Forward-looking statements in this press release include, without limitation, the statement regarding the Company's intention to enter the emerging Nevada mobile gaming market and any implication that the Company will obtain the required regulatory approval of its mobile gaming system by Nevada gaming authorities.

The Company's beliefs, expectations, forecasts, objectives, anticipations, intentions and strategies regarding the future are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by the forward-looking statements including but not limited to competitive, regulatory or technical impediments to the Company's entry into the emerging mobile gaming market and the uncertainties surrounding the regulatory approval process. The forward-looking statements in this press release are subject to additional risks and uncertainties set forth under the heading "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's filings with the Securities and Exchange Commission, including, without limitation, the Company's Quarterly Report on Form 10-Q filed on August 8, 2008, and are based on information available to the Company on the date hereof. The Company does not intend, and assumes no obligation, to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release, and should review the company's filings with the Securities and Exchange Commission.

About FortuNet, Inc.

FortuNet is a Las Vegas-based and Nevada-licensed manufacturer and distributor of multi-game server-based gaming platforms. FortuNet's gaming platforms include networks of both wireless and stationary player terminals, cashier-based point-of-sale terminals, self-service kiosks and central game file servers. FortuNet is a leader in the mobile bingo gaming device market with its fourth-generation wireless and stationary player terminals marketed under the BingoStar(r) brand name and intends to enter the emerging mobile gaming market in Nevada. Traditional casino games, such as keno, slots and poker, can be readily adapted to FortuNet's gaming platform, which are planned to be marketed under its WIN-WIN(tm) MobiPlayer(tm) brand names.

CONTACT:  FortuNet, Inc.
          Investor Contact:
          Jack Coronel
          (702) 796-9090
          jack@fortunet.com